Exhibit 99.1

Pacific Premier Bancorp Announces Addition to Board of Directors

Irvine, California, August 1, 2022 - Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (“Pacific Premier”), the holding company of Pacific Premier Bank (the “Bank,” and together with Pacific Premier, the “Company”) announced today the appointment of Stephanie Hsieh as a director of both Pacific Premier and the Bank, effective as of July 29, 2022.

“We are excited to add Stephanie to our Board of Directors,” said Steve Gardner, Chairman, Chief Executive Officer and President of Pacific Premier. “Stephanie brings nearly 30 years of experience in the highly-regulated biopharmaceutical and biotechnology industries. Her impressive skillset includes executive management, enterprise risk management, corporate strategy, legal and regulatory expertise, intellectual property and entrepreneurship. Her unique background will diversify and enhance the skills and perspectives represented on our Board, which we believe is essential for effective strategic planning and value creation for all of our stakeholders.”

Ms. Hsieh is independent pursuant to applicable NASDAQ rules and has no material relationship with the Company or the Bank. Ms. Hsieh has accepted appointments to serve initially on the Compensation and Enterprise Risk Committees of Pacific Premier’s Board of Directors.

Stephanie Hsieh

Ms. Hsieh joined Biocom California, the state’s leading non-profit trade association for the life science industry, as Executive Director of the Los Angeles region in 2020. Prior to Biocom California, she co-founded Meditope Biosciences, Inc., a privately-held, preclinical-stage oncology company, where she served as CEO from 2012 to 2020 and where she currently serves as a non-executive director. Ms. Hsieh began her career as an intellectual property attorney, specializing in patent prosecution and litigation, and actively practiced law for a combined fifteen years. She served in a variety of legal and business roles in the biotechnology and biopharmaceutical industries, including as a senior executive at Impax Laboratories, Inc. from 2007 to 2011.

Ms. Hsieh currently serves on the Board of Directors of Meditope Biosciences, Inc. and Sydecar, Inc., a financial technology company. In addition, she is active in the community, currently serving on the Boards of Directors of Girls, Inc., the Forsyth Institute, as Chair of the Wellesley Business Leadership Council, and on the Wellesley College Alumnae Association Board.

Ms. Hsieh graduated magna cum laude and Phi Beta Kappa from Wellesley College, as a Harlan Fiske Stone Scholar from the Columbia University School of Law, and holds a master’s degree in business administration from Stanford University’s Graduate School of Business.

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp, Inc. (Nasdaq: PPBI) is the parent company of Pacific Premier Bank, a California-based commercial bank focused on serving small, middle-market, and corporate businesses throughout the western United States in major metropolitan markets in California, Washington, Oregon, Arizona, and Nevada. Founded in 1983, Pacific Premier Bank has grown to become one of the largest banks headquartered in the western region of the United States, with approximately $22 billion in total assets. Pacific Premier Bank provides banking products and services, including deposit accounts, digital banking, and treasury management services, to businesses, professionals, entrepreneurs, real estate investors, and nonprofit organizations. Pacific Premier Bank also offers a wide array of loan products, such as commercial business loans, lines of credit, SBA loans, commercial real estate loans, agribusiness loans, franchise lending, home equity lines of credit, and construction loans. Pacific Premier Bank offers commercial escrow services and facilitates 1031 Exchange transactions through its Commerce Escrow division. Pacific Premier Bank offers clients IRA custodial services through its Pacific Premier Trust division, which has over $17 billion of assets under custody. Additionally, Pacific Premier Bank provides nationwide customized banking solutions to Homeowners’ Associations and Property Management companies. Pacific Premier Bank is an Equal Housing Lender and Member FDIC. For additional information about Pacific Premier Bancorp, Inc. and Pacific Premier Bank, visit our website: www.ppbi.com.

Contact:
Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, President and Chief Executive Officer
(949) 864-8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President and Chief Financial Officer
(949) 864-8000